Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Kevin P. Bagby

Vice President and CFO

330/856-2443

STONERIDGE REPORTS IMPROVED FOURTH-QUARTER 2003 RESULTS

— Sales up 2 percent and net income up 14 percent for the quarter —

— Expects improved first-quarter 2004 earnings per share —

WARREN, Ohio – January 22, 2004 – Stoneridge, Inc. (NYSE: SRI) today announced increases in sales to $151.3 million and net income to $5.1 million, or $0.22 per diluted share, for the fourth quarter ended December 31, 2003.

Net sales increased 2.0 percent to $151.3 million compared with $148.3 million for the fourth quarter of 2002. The increase in sales was primarily due to increased volume within the North American commercial vehicle market and favorable foreign currency exchange rates.

Net income for the fourth quarter was $5.1 million, or $0.22 per diluted share, an increase of 13.3 percent compared with net income of $4.5 million, or $0.20 per diluted share, for the fourth quarter of 2002. During the fourth quarter of 2003, the Company adopted the fair value recognition provisions of SFAS 123, “Accounting for Stock-Based Compensation.” The accounting rules require that adoption be applied effective as of January 1, 2003. The Company recorded a pre-tax non-cash expense of $0.9 million for the fourth quarter of 2003 and $1.3 million for the year ended December 31, 2003.

“We are pleased to report solid 2003 results. During the year we achieved significant progress toward strengthening our balance sheet through the generation of strong cash flow,” said D.M. Draime, chairman and interim chief executive officer. “Our focus remains on the execution of our day-to-day activities, and we are making progress in the selection process for a new CEO. Stoneridge will continue to strive for higher levels of performance and shareholder value in 2004 and beyond.”

For the year ended December 31, 2003, net sales were $606.7 million, a decrease of 4.7 percent, compared with $636.5 million for 2002. Net income for the year ended December 31, 2003 was $21.4 million, or $0.94 per diluted share, compared with a net loss of $48.8 million, or $2.16 per diluted share, for 2002.

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Income before cumulative effect of accounting change for the year ended December 31, 2003 was $21.4 million, or $0.94 per diluted share, compared with $21.1 million, or $0.93 per diluted share, in 2002. Effective January 1, 2002, as a result of the adoption of SFAS 142, “Goodwill and Other Intangible Assets,” the Company recorded as a cumulative effect of a change in accounting principle, a non-cash charge of $69.8 million, or $3.09 per diluted share, after applicable income taxes, to write off a portion of the carrying value of goodwill. In addition, in 2002, the Company recognized a net-of-tax loss on extinguishment of debt of $3.6 million related to the Company’s debt refinancing. Both the SFAS 142 and the loss on extinguishment of debt non-cash charges in 2002 did not affect the Company’s income from operations.

Outlook

Stoneridge anticipates first-quarter 2004 earnings per share to be in the range of $0.32 to $0.38 per diluted share, compared with $0.31 per diluted share for the first quarter of 2003.

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding fourth-quarter and full-year 2003 results can be accessed at 11 a.m. Eastern time on January 22, 2004, at www.stoneridge.com or www.vcall.com, both of which will offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-road vehicle markets. Additional information about Stoneridge can be found on the World Wide Web at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Factors that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer, a decline in automotive, medium- and heavy-duty truck or agricultural vehicle production, the failure to achieve successful integration of any acquired company or business, labor disputes involving the Company or its significant customers, risks associated with conducting business in foreign countries, or a decline in general economic conditions. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Stoneridge does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in Stoneridge’s periodic filings with the Securities and Exchange Commission.

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Stoneridge, Inc.

Condensed Consolidated Operating Results

(In thousands, except per share data)

	Three Months Ended December 31, (Unaudited)		Year Ended December 31, (Audited)
	2003	2002	2003	2002
Net Sales	$151,249	$148,278	$606,665	$636,507
Operating Income	14,027	14,992	58,370	74,320
Income Before Income Taxes and Cumulative Effect of Accounting Change	7,055	6,434	31,020	32,318
Provision for Income Taxes	1,976	1,972	9,641	11,262
Income Before Cumulative Effect of Accounting Change	5,079	4,462	21,379	21,056
Cumulative Effect of Accounting Change, net of tax	—	—	—	(69,834)
Net Income (Loss)	$5,079	$4,462	$21,379	$(48,778)

Basic Net Income (Loss) Per Share:
Income Before Cumulative Effect of Accounting Change	$0.23	$0.20	$0.95	$0.94
Cumulative Effect of Accounting Change, net of tax	—	—	—	(3.12)

Basic Net Income (Loss) Per Share	$0.23	$0.20	$0.95	$(2.18)

Diluted Net Income (Loss) Per Share:
Income Before Cumulative Effect of Accounting Change	$0.22	$0.20	$0.94	$0.93
Cumulative Effect of Accounting Change, net of tax	—	—	—	(3.09)

Diluted Net Income (Loss) Per Share	$0.22	$0.20	$0.94	$(2.16)

Basic Weighted Average Shares Outstanding	22,436	22,399	22,415	22,399
Diluted Weighted Average Shares Outstanding	22,754	22,592	22,683	22,627

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Stoneridge, Inc.

Condensed Balance Sheet Items

(In thousands)

	December 31, 2003 (Audited)	December 31, 2002 (Audited)

Current Assets	$179,626	$175,675
Property, Plant and Equipment, net	116,262	111,838
Goodwill, net	255,292	255,292
Total Assets	579,667	571,127
Current Liabilities	108,580	90,213
Non-Current Portion of Term Debt	200,245	248,918
Total Liabilities	336,261	355,225
Shareholders’ Equity	243,406	215,902

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